Liberty Star Uranium & Metals Corp

http://www.LibertyStarUranium.com

LBSU:OTCBB	LBV: Frankfurt

News Release 72

March 26, 2008

FOR IMMEDIATE DISSEMINATION

Liberty Star Changes Direction in Alaska -

Seeks Major Partner in Porphyry Copper-Gold-Moly Targets

TUCSON, Ariz.--(March 26)--Liberty Star Uranium & Metals Corp. (the “Company”) (OTCBB: LBSU - News) is pleased to announce that there have been many positive changes in the mineral property surrounding the Company’s extensive holdings adjacent to the Pebble mineral deposit at the Big Chunk project over the last year and as recently as about one month ago. Therefore the Company will begin immediately to seek joint venture partners from the international community of global mining companies to fully explore our extensive property for Porphyry copper-gold-moly deposits and for disseminated volcanic hosted gold deposits. Our extensive technical studies show anomalies related to potential for both these types of deposits on our land (NR 35).

Four major GLOBAL mining companies are now associated with the area and more than a billion dollars are slated for rapid development of the Northern Dynasty Mines (NDM) Pebble Porphyry copper-gold-moly deposit. Liberty Star controls about 177 square miles (the only non-joint ventured land) in a block covering almost a thousand square miles of mineral claims. The Company’s southern border of its northeastern arm abuts NDM land and is about two miles north of the Pebble mineral deposit (see map). Extensive technical studies by the Company show the mega structures the Company believes are responsible for all mineralization in the area including the Pebble. There are numerous anomalies, of various types generally associated with such mineralization, on Liberty Star land including drill targets just north of our common boundary with NDM. For scientific reasons the Company believes it possesses the best exploration land available, outside the NDM property, which is why the Company acquired it in December 2003.

About a year ago the Company put its Alaska project on hold until environmental challenges had been resolved, and results proved worth management’s time, effort and expenditures. Since that time four major companies have moved into the area taking up positions on all land surrounding the Company’s Big Chunk claims. These companies include Rio Tinto, 19.8% owner of Northern Dynasty as announced January 30, 2007. Anglo American announced on August 1, 2007 that they would buy into a 50:50 partnership on the Pebble Project with Northern Dynasty by contributing up to $1.43 billion towards engineering, permitting and construction of the Pebble mine. Anglo and NDM state that Pebble is becoming the largest Porphyry copper-gold-moly resource in the world with about 4 billion tons of mineralized rock averaging 1.32% copper equivalent grade; that pre-feasibility studies are expected by December 2008, a feasibility study by 2011 and commencement of commercial production by 2015, according to the NDM news release Monday, February 25, 2008. NDM continues drilling with mineralization open at depth, to the south and to the north. Further, Japan’s Mitsubishi invested in NDM and owns 9.1% as of their announcement February 14, 2008. Adjacent to the outer boundaries of the NDM claims and in the center of the NDM and Liberty Star property over the resurgent dome of the Big Chunk Caldera, Freeport McMoRan has optioned lands belonging to Full Metal Minerals (see map).

The five mining companies including NDM, Rio Tinto, Anglo American, Mitsubishi and Freeport McMoRan control all the land. The only non-joint ventured land is that belonging to Liberty Star – which occupies the continuation of the caldera moat structure which the Company believes localizes the more than five mineral centers including the Pebble deposit on NDM land (NR 35). The company performed extensive and extremely detailed aeromagnetic surveys over the entire land area including about 1,400 square miles (NR 2), performed and compiled extensive geophysics (IP) and collected 11000 geochemical samples analyzed for 63 elements over all of the caldera including all lands (NR 11). Thirty-one diamond core holes were drilled, many with anomalous results (NR 9, 25 & 35). An independent caldera expert verified the presence of the Big Chunk Caldera (NR 25). The company believes this is the most comprehensive database of technical studies over the entire region.

The Company will move forward as rapidly as possible to present the Company lands for consideration for joint venture to large global mining companies beginning immediately.

ON BEHALF OF THE BOARD OF DIRECTORS

“James A. Briscoe”

James A. Briscoe,  President/Director

About Liberty Star's Big Chunk Super Project

The Company currently holds 707 State of Alaska 160 acre mineral claims, spanning about 177 square miles centered 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna. The Big Chunk claims adjoin Northern Dynasty's Pebble Project on the north and west borders, forming a large half-donut shape. Included is the Baltusrol block about 8 miles north, which covers a large area of Porphyry copper mineralization. Three properties held by Liberty Star, Northern Dynasty and Full Metal Minerals cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. For many decades it has been known by geologists that Porphyry copper-gold-moly deposits occurred in clusters. It is now well recognized that this clustering is related to very large explosive volcanic features known as calderas. The circular moat structure in a caldera is frequently mineralized. Examples of mineralized caldera moat structures or caldera edges include Silver Bell AZ, Round Mountain, NV, Tombstone AZ, Mission–Sierrita mining District, AZ. The similarity of the Pebble mineral pattern published by Northern Dynasty Mining in 1973 led geologist Jim Briscoe to recognize its similar pattern to the Silver Bell AZ Porphyry copper-moly deposits on the moat structure of the Silver Bell caldera and resulted in the land acquisition by Liberty Star along the moat structure of the Big Chunk Caldera, which includes the Pebble deposit.

SAFE HARBOR STATEMENT

Statements in this news release that are not historical are forward-looking statements. Forward-looking statements in this news release include that we will seek joint venture partners from the international community of global mining companies to explore our extensive property for Porphyry copper-gold-moly deposits and for disseminated volcanic hosted disseminated gold deposits; that we believe we possess the best exploration land available, outside the NDM property. It is important to note that the Company’s actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward-looking statements from being realized include misinterpretation of data; that we may not be able to get any major mining company or any other potential partner interested in joint venturing exploration of our properties; we may not be able to get equipment or labor as we need it; that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards may prevent us from exploration; that equipment may not work as well as expected; that analysis of data may not be possible accurately and at depth; and that despite encouraging data there may be no commercially exploitable mineralization on our properties. Readers should refer to the risk disclosures outlined in the Company’s recent 10-KSB and the Company’s other periodic reports filed from time to time with the Securities and Exchange Commission.

Contact:

Tracy Myers	AGORACOM.COM, The Small Cap Epicenter
Investor Relations	http://www.agoracom.com/ir/libertystar
Liberty Star Uranium & Metals Corp.	lbsu@agoracom.com
Phone (520) 731-8786
info@LibertyStarUranium.com
http://www.LibertyStarUranium.com